Exhibit 10.57

CHARLES & COLVARD, LTD.

2001 EXECUTIVE COMPENSATION PLAN,

AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 13, 2003

PLAN SUMMARY

1.	Purpose. The purpose of the 2001 Executive Compensation Plan, as amended and restated effective May 20, 2002 and February 13, 2003 (the “Plan”), is to provide selected key employees of Charles & Colvard, Ltd. (the “Company”) with incentive awards in the form of cash payments and/or bonus option grants (each, an “award” and collectively, “awards”) based upon attainment of performance goals, thereby promoting a closer identification of the participants’ interests with the interests of the Company and its shareholders, and further stimulating such participants’ efforts to enhance the efficiency, profitability, growth and value of the Company. The Plan was adopted in fiscal year 2001 and may continue in effect for future years, as modified by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) or by the Board in its or their discretion. (For the purposes herein, the “Committee” shall be interpreted to mean the Board if in fact the Board takes the indicated action.)

2.	Eligibility. Key employees of the Company selected by the Committee shall be eligible to participate (each, a “participant”). Eligible participants shall be selected to participate on an annual or other periodic basis as determined by the Committee. For the 2003 plan year, the key employees eligible to participate in the Plan shall be the Chief Executive Officer, Chief Financial Officer, Vice President of Sales, Vice President of Manufacturing, Vice President of Brand Development and Industry Relations, Director of Marketing, Director of Domestic Sales, Director of International Sales, Director of Information Technology and such other key employees as may be selected by the Committee to participate in the Plan; provided, however, that the Committee shall have sole discretion to determine eligibility for Plan participation and participation in the Plan for any single plan year shall not guarantee eligibility to participate in any other plan year. Nothing contained in the Plan or the terms of any award will be construed as conferring upon any participant the right to continue in the employment of the Company or as imposing upon the Company the obligation to continue to employ a participant. Awards granted under the Plan may not be assigned or transferred by a participant to any other person or entity. (For the purposes of the Plan, a “plan year” shall coincide with the particular fiscal year of the Company.) A participant must be employed by the Company at December 31 of the applicable plan year to be eligible for a bonus for that plan year.

3.	Administration of the Plan. The Plan will be administered by the Committee. The Committee is vested with the authority to determine eligibility, grant awards and establish and modify performance criteria. In addition, without limiting the foregoing, the Committee has full authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (i) to determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of the Company’s common stock (the “Common Stock”), if any, subject to an award, and all terms, conditions, restrictions and limitations of an award; and (ii) to construe and interpret the Plan and any instruments evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. All determinations of the Committee with respect to the Plan will be final and binding on the Company and all persons having or claiming an interest in any award granted under the Plan. No member of the Committee shall be liable while acting as administrator for any action or determination made in good faith with respect to the Plan or any award.

4.	Nature of Awards. Awards granted under the Plan may consist of cash bonuses and/or bonuses in the form of option grants (“option bonuses”). The terms of option bonuses will be governed by the terms of the 1997 Omnibus Stock Plan of C3, Inc., as amended (the “1997 Plan”), or any other stock incentive plan which may apply to such option bonuses and shall be subject to the terms and conditions of such plan and the respective award agreement.

5.	Determination of Awards. The Committee will establish those performance goals (each, a “goal”) which shall apply to the determination of awards, if any, to be made with respect to a participant for any plan year. A participant’s ability to earn an award for a particular plan year will be based on the Company’s attainment of the goals for that plan year. The goals and any other factors which may apply with respect to the grant of awards during a plan year shall be determined by the Committee and may differ from the goals applicable in other plan years; provided, however, that, unless the Committee determines otherwise, all awards which may be earned by Plan participants during any particular plan year will be determined based on the same goals.

6.	Determination of Cash Bonuses.

(a)	General. The Company shall establish a cash bonus pool (the “cash bonus pool”), which will be used to fund cash awards earned under the Plan. The cash bonus pool will be funded in the event that the Company achieves its annual operating goals for the particular plan year, which for 2003 shall consist of the operating income goal (“income goal”) and carat shipments goal (“shipment goal”) as set out in the Company’s annual business plan, as approved by the Board. The maximum cash bonus to be earned in any plan year by a participant is $500,000 per year during the first three years of employment with the Company, $1,000,000 per year during the next succeeding three years of employment with the Company and $2,500,000 per year thereafter.

(b)	2003 Plan Year. For the 2003 plan year, the provisions which follow shall apply with respect to the award of cash bonuses; provided, however, that the Committee shall have full discretion to modify the goals and any other performance or other factors applicable to the determination of Plan awards for any subsequent plan year and shall not be bound by the provisions applicable for the 2003 plan year.

(i)	Following the 2003 plan year, if the Committee determines that the income goal has been met, five percent (5%) of the Company’s operating income will be contributed to the cash bonus pool from which cash bonuses for the 2003 plan year may be distributed.

(ii)	If both the income goal and the shipments goal have been met at the end of the 2003 plan year, an additional five percent (5%) of the Company’s operating income will be added to the cash bonus pool.

(iii)	If both the income goal and the shipments goal have been met at the end of the 2003 plan year, fifteen percent (15%) of all pre-bonus, operating income in excess of the income goal will be added to the cash bonus pool for the 2003 plan year.

(iv)	If the income goal is not met at the end of the 2003 plan year, the Committee (based on recommendations by the CEO) may in its discretion determine what amount, if any, will be contributed to the cash bonus pool and be payable to any eligible participant.

(v)	The cash bonus pool if earned and payable will be paid 35% to the CEO and 16.25% to each of the CFO, Vice President of Manufacturing, Vice President of Sales and Vice President of Brand Development and Industry Relations.

(vi)	The Sales and Marketing Directors, who are eligible for cash commission payments, and the Director of Information Technology, who participates in the quarterly bonus pool for non-officer employees, will not participate in cash bonuses, if any, in 2003.

7.	Determination of Option Bonuses.

(a)	General. The Company shall establish an option bonus pool (the “option pool”) which will be used to fund option awards earned under the Plan. Options from the option pool shall be awarded in the event the Company achieves its income goal for the particular year. Nothing in the terms of the Plan shall limit the authority of the Company to grant stock options or other stock-based awards under the 1997 Plan or other applicable plan.

(b)	2003 Plan Year. For the 2003 plan year, the provisions which follow shall apply with respect to the award of option bonuses; provided, however, that the Committee shall have full discretion to modify the goals and any other performance or other factors applicable to the determination of Plan awards for any subsequent plan year and shall not be bound by the provisions applicable for the 2003 plan year.

(i)	For the 2003 plan year, the option bonus pool shall consist of options for 150,000 shares of the Common Stock.

(ii)	If the income goal has been met at the end of the 2003, the option pool will be distributed as follows: 40,000 options to the CEO, 20,000 options to each of the CFO, Vice President of Manufacturing, Vice President of Sales and Vice President of Brand Development and Industry Relations, 9,000 options to the Director of Information Technology and 7,000 options to each of the Director of Marketing, Director of Domestic Sales and Director of International Sales. Any options granted will have an option price equal to the closing sales price on the last trading day immediately prior to the Company’s public announcement of the 2003 financial results, will vest immediately and will be exercisable over ten years.

(iii)	If the income goal is not met at the end of the 2003 plan year, the Committee (based on recommendations by the CEO) may in its discretion determine the option grants, if any, that will be awarded to any eligible participant.

8.	Timing of Awards. Unless the Committee determines otherwise, cash bonuses will be distributed as soon as practical following the completion of the annual audit for the respective preceding fiscal year by the Company’s independent accountants. Except to the extent that the terms of the 1997 Plan (or other applicable plan) provide otherwise, and unless the Committee determines otherwise, option bonuses will be granted as of the last trading day immediately preceding the public announcement of the Company’s financial performance for the respective preceding fiscal year.

9.	Option Bonus Adjustments. Option bonuses will be adjusted proportionately in the event of any stock splits or similar adjustments occurring after the adoption of the Plan and prior to the end of fiscal year 2003 and may be subject to further adjustment in the event of any stock splits or other capital adjustments which occur after the end of the fiscal year, subject to the terms of the 1997 Plan or other applicable plan and the Committee’s discretion thereunder.

10.	Proration of Awards. To the extent a participant is employed by the Company for less than the full fiscal year, the bonus to which the participant is otherwise entitled shall be prorated to reflect the percentage of the fiscal year that the participant was employed by the Company.

11.	Amendment. The Plan and any award granted under the Plan may be amended or terminated at any time by the Committee; provided, however, that (i) amendment or termination of an outstanding award may not, without the consent of the participant, adversely affect the rights of the participant with respect to such award; and (ii) approval of an amendment to the Plan by the shareholders of the Company shall be required in the event shareholder approval of such amendment is required by applicable law.